EXHIBIT 3.1
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                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION


         CDKNET.COM, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, at a meeting of the Board of Directors of the resolutions Corporation, subsequently amended by unanimous consent of the Board, were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that Article FOURTH of the Corporation's Certificate of Incorporation shall be amended, subject to stockholder approval, to add the following paragraphs:

         On the Split Effective Date (as defined below), the Corporation shall effect a one-for-fifty (1 for 50) reverse stock split pursuant to which every fifty (50) shares of the Corporation's Common Stock issued and outstanding or held in treasury will be automatically converted into one (1) new share of Common Stock (the "Reverse Stock Split"). The Reverse Stock Split shall be effective as of the close of business November 21, 2003 ( the "Split Effective Date"). The Corporation shall not issue fractional shares. Stockholders entitled to a fractional interest in a share of such Common Stock issued pursuant to the Reverse Stock Split shall receive one additional whole share in lieu of the fraction.

         On the Split Effective Date, each certificate representing existing shares of Common Stock will automatically be deemed for all purposes to evidence ownership of the appropriate reduced number of new shares of Common Stock without any action by the stockholder thereof. As soon as practicable after the Split Effective Date, the Corporation or its agent shall notify the stockholders and request the surrender of their certificates for their existing shares with instructions as to how to receive new certificates.


SECOND: A majority of the outstanding stock entitled to vote thereon, voted in favor of the adoption of said amendment to the Certificate of Incorporation in accordance with Section 228 of the General Corporation Law of Delaware on November 22, 2002.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State Delaware.

         IN WITNESS WHEREOF, said CDKNET.COM, INC. has caused this certificate to be signed by its duly authorized officer, Steven A. Horowitz, its Chairman and CEO this 18th day of November, 2003.

                                                    CDKNET.COM, INC.


                                                    By: /s/ Steven A. Horowitz
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                                                        Steven A. Horowitz
                                                        Chairman and CEO